Exhibit 99.1

Shea Homes Limited Partnership and Shea Homes Funding Corp. Announce Initial Settlement of Their Previously Announced Tender Offer and Consent Solicitation

Immediate Release

For Information Contact:

Andrew Parnes

(909) 594-0954

Walnut, Calif., March 23, 2015

Shea Homes Limited Partnership (the “Company”) and Shea Homes Funding Corp. (the “Funding Corp.” and, together with the Company, the “Issuers”) announced today the initial settlement of their previously announced cash tender offer (the “Tender Offer”) and consent solicitation (the “Consent Solicitation,” and together with the Tender Offer, the “Offer”) for any and all of their $750 million outstanding principal amount of their 8.625% Senior Secured Notes due 2019 (the “Notes”). The consent payment deadline for the Offer expired on March 20, 2015 at 5:00 p.m.

As of the Consent Payment Deadline, holders of $682,232,000 in aggregate principal amount of the Notes, representing approximately 90.96% of the aggregate principal amount of the outstanding Notes, had validly tendered and not validly withdrawn such Notes, and validly delivered and not validly revoked consents in respect of such Notes (“Consents”) to the proposed amendments to the Indenture governing the Notes (the “Indenture”), pursuant to the Offer to Purchase and Consent Solicitation Statement dated March 9, 2015 (the “Offer to Purchase”). Upon the terms and subject to the conditions of the Offer, the Issuers accepted for payment today, March 23, 2015 (the “Initial Payment Date”), all of the Notes that were validly tendered and not validly withdrawn at or prior to the Consent Payment Deadline. Holders of Notes who validly tendered and did not validly withdraw their Notes, and validly delivered and did not validly revoke their Consents in respect of such Notes, at or prior to the Consent Payment Deadline, will receive the total consideration of $1,053.07 for each $1,000 in principal amount of Notes validly tendered (which includes the consent payment of $20.00 per $1,000 in principal amount of Notes), plus any accrued and unpaid interest up to, but not including, March 23, 2015. Tendered Notes may no longer be withdrawn, except to the extent that the Issuers are required by law to provide additional withdrawal rights.

Holders who validly tender their Notes after the Consent Payment Deadline but on or prior to 11:59 p.m., New York City time, on the night of April 3, 2015, unless extended (the “Expiration Date”), will receive the tender offer consideration of $1,033.07 for each $1,000 in principal amount of Notes validly tendered, plus any accrued and unpaid interest up to, but not including, the payment date for such Notes. Holders of Notes tendered after the Consent Payment Deadline will not receive the consent payment.

The Issuers engaged J.P. Morgan Securities LLC to act as the dealer manager and solicitation agent for the Tender Offer and the Consent Solicitation, and D.F. King & Co., Inc. to serve as the tender and information agent for the Tender Offer and the Consent Solicitation.

Requests for documents may be directed to D.F. King & Co., Inc. by telephone at (866) 388-7535 (toll free) (banks and brokerage firms please call (212) 269-5550). Questions regarding the terms of the Tender Offer and the Consent Solicitation may be directed to J.P. Morgan at (800) 245-8812 (US toll-free) and (212) 270-1200 (collect).

This press release is for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to purchase or a solicitation of consents with respect to any Notes. The Tender Offer and the Consent Solicitation are being made solely by the Offer to Purchase and the related consent and letter of transmittal, which sets forth the complete terms and conditions of the Tender Offer and Consent Solicitation.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the securities laws. Forward-looking statements are not guarantees. The Issuers believe that their expectations reflected in the forward-looking statements are based on their reasonable beliefs, assumptions and expectations, and have taken into account all information currently available to the Issuers. Such beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of future economic, competitive and market conditions, all of which are difficult or impossible to predict accurately and many of which are beyond the Issuers’ control. The Issuers can give no assurance that any of the events anticipated by their forward-looking statements will occur or, if any of them do, what impact they will have on the Issuers’ results of operations and financial condition. The Issuers undertake no obligation to update or revise their forward-looking statements to reflect events or circumstances that arise after the date of this press release.